Exhibit 9.1

February 6, 2026

United Stated Securities and Exchange Commission

Office of the Chief Accountant

Washington, DC 20549

Dear Sirs/Madames:

We have read the statements included under Item 6 of the Form 1-K for the fiscal year ended September 30, 2025, of Midori Group Inc. dated January 28, 2026. We agree with the statements concerning our Firm contained therein. We are not in a position to agree or disagree with any other statements contained therein.

Yours very truly,

Chartered Professional Accountants

Licensed Public Accountants

Mississauga, Canada